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                                                                    Exhibit 23.2

                        Consent of Independent Auditors



The Board of Directors
AgriBioTech, Inc.:


We consent to incorporation by reference in the registration statements Nos. 333-33367, 333-13953, 333-47637, 333-61127 and 333-66145 on Form S-3, No. 333-
61097 on Form S-4 and Nos. 333-07123, 333-9336 and 333-9330 on Form S-8 of
AgriBioTech, Inc. of our report dated September 4, 1998, with respect to the consolidated balance sheet of Oseco Inc. as of June 30, 1998 and the related consolidated statements of income and retained earnings and changes in cash resources for the year then ended, which report appears in the Form 8-K of AgriBioTech, Inc. dated August 28, 1998.



                                    KPMG LLP
                                    Chartered Accountants

Mississauga, Canada
November 10, 1998